EXHIBIT 99.1
Fastenal Company Reports 2025 Annual and Fourth Quarter Earnings
WINONA, Minn., January 20, 2026 (BUSINESS WIRE) -- Fastenal Company (Nasdaq:FAST) ('Fastenal,' 'we,' 'our,' or 'us'), a leader in the wholesale distribution of industrial and construction supplies, today announced its financial results for the quarter and year ended December 31, 2025. Except for share and per share information, or as otherwise noted below, dollar amounts are stated in millions. All historical common stock share and per share information and stockholders' equity balances for all periods presented in this release, including the financial statements attached to this release, have been retroactively adjusted to reflect a two-for-one stock split effective at the close of business on May 21, 2025. Percentage and dollar calculations, which are based on non-rounded dollar values, may not be recalculated using the dollar values included in this document due to the rounding of those dollar values. References to daily sales rate (DSR) change may reflect either growth (positive) or contraction (negative) for the applicable period.
PERFORMANCE SUMMARY

	Twelve-month Period			Three-month Period
	2025	2024	Change	2025	2024	Change
Net sales	$8,200.5	7,546.0	8.7%	$2,027.4	1,824.5	11.1%
Business days	254	255		63	63
Daily sales	$32.3	29.6	9.1%	$32.2	29.0	11.1%
Gross profit	$3,691.2	3,401.9	8.5%	$898.7	818.2	9.8%
% of net sales	45.0%	45.1%		44.3%	44.8%
Selling, general, and administrative (SG&A) expenses	$2,035.5	1,891.9	7.6%	$514.4	473.4	8.7%
% of net sales	24.8%	25.1%		25.4%	25.9%
Operating income	$1,655.7	1,510.0	9.6%	$384.3	344.8	11.4%
% of net sales	20.2%	20.0%		19.0%	18.9%
Income before income taxes	$1,655.0	1,508.1	9.7%	$384.6	344.3	11.7%
% of net sales	20.2%	20.0%		19.0%	18.9%
Net income	$1,258.4	1,150.6	9.4%	$294.1	262.1	12.2%
Diluted net income per share	$1.09	1.00	9.2%	$0.26	0.23	12.1%

Note – Daily sales are defined as the total net sales for the period divided by the number of business days (in the U.S.) in the period.
QUARTERLY RESULTS OF OPERATIONS
Sales
Net sales increased $202.9, or 11.1%, in the fourth quarter of 2025 when compared to the fourth quarter of 2024. Both periods had the same number of selling days. Even though industrial production was still sluggish in the fourth quarter of 2025, sales performance reflects the contribution from improved customer contract signings since the first quarter of 2024. Changes in foreign exchange rates positively affected sales in the fourth quarter of 2025 by approximately 20 basis points and negatively affected sales in the fourth quarter of 2024 by approximately 20 basis points.
We experienced an increase in unit sales in the fourth quarter of 2025. This was due to growth in the number of customer sites spending $10k or more per month with Fastenal and, to a lesser degree, growth in average monthly sales per customer site across all customer spend categories. The impact of product pricing on net sales in the fourth quarter of 2025 was an increase of 310 to 340 basis points, in contrast to the fourth quarter of 2024, when the impact of product pricing was not material.
From a product portfolio standpoint, we classify our offerings into three primary categories: fasteners, safety supplies, and other product lines. The 'other product lines' category encompasses eight smaller product segments, including tools, janitorial supplies, and cutting tools.
Prior to the fourth quarter of 2025, our fastener reporting focused on the segmentation of original equipment manufacturing (OEM) and maintenance, repair, and operations (MRO) fasteners. In 2024, we enhanced our analytical capabilities through significant investments in our customer master data management system, which has enabled us to deliver more granular insights into our customer site performance starting in 2025.

With continued investment in these improvements throughout 2025, starting in the fourth quarter of 2025, we are able to share a more comprehensive breakdown of our direct (OEM/production) business and our indirect (MRO/facilities maintenance) business. This extends beyond fasteners to include a broader range of product categories and gives more accurate insights into our product sales. Direct products are all materials that can be directly traced to the finished good. It is important to note that our classification of direct cutting tools and abrasives includes production-supporting products which, while essential to the manufacturing process, may not be present in the finished good. Indirect products are the materials used that cannot be directly traced to a finished good. During the fourth quarter of 2025, direct products outpaced indirect products due to greater contribution in fastener sales as a result of our fastener expansion project and increased sales to manufacturing customers. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2025	2024	2025	2024
Direct fasteners/hardware	12.1%	0.7%	20.4%	20.3%
Direct cutting tools and abrasives	15.0%	3.5%	5.3%	5.1%
Direct non-fasteners/hardware	14.0%	5.8%	12.7%	12.4%
Total direct product	13.1%	2.7%	38.4%	37.8%
Indirect fasteners/hardware	13.6%	-1.9%	9.8%	9.6%
Indirect safety	9.2%	4.5%	21.8%	22.2%
Indirect non-fasteners/hardware and non-safety	9.6%	3.6%	30.0%	30.4%
Total indirect product	10.1%	3.1%	61.6%	62.2%
From an end market standpoint, we have four categories: heavy manufacturing, other manufacturing, non-residential construction, and other, the latter of which includes reseller, government/education, transportation, warehousing and storage, and data centers. Our manufacturing end markets outperformed primarily due to the relative strength we are experiencing with key account customers with significant managed spend where our service model and technology are particularly impactful. This disproportionately benefits manufacturing customers. The non-residential construction end market experienced growth for the third time in thirteen consecutive quarters. Other end market sales were favorably impacted by growth with transportation and data center customers. These were partially offset by soft sales with resellers, although at a lesser degree than we've seen over the last twelve quarters. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2025	2024	2025	2024
Heavy manufacturing	12.6%	1.7%	42.9%	42.3%
Other manufacturing	13.0%	5.4%	32.5%	32.0%
Total manufacturing	12.8%	3.3%	75.4%	74.3%
Non-residential construction	9.9%	-4.1%	8.1%	8.2%
Other end markets	4.6%	1.5%	16.5%	17.5%
Total non-manufacturing	6.3%	-0.3%	24.6%	25.7%
From a customer standpoint, we have two categories: 1) contracts, which include national multi-site, local and regional, and government customers with significant revenue potential, and 2) non-contracts, which include all other customers. Sales with our contract customers continue to outperform as we realize incremental sales from implementing customer signings that we have achieved since the first quarter of 2024, which was partially offset by subdued business activity. Non-contract customers tend to be smaller and utilize fewer of our tools and capabilities, providing fewer avenues for share gains and therefore more closely reflect overall business trends, which remain sluggish. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2025	2024	2025	2024
Contract sales	12.9%	5.7%	74.7%	72.7%
Non-contract sales	6.0%	-5.7%	25.3%	27.3%

Supplemental Data
Prior to 2025, our disclosed metrics primarily addressed development of capabilities, including branch openings, geographic expansion, growth of national accounts, growth of non-fastener products, FMI installations, and Onsite signings, to name a few. The data provided in the chart below measures the number of customer sites that are served throughout our selling network, categorizing them by monthly customer spend categories and end market, and the sales and average sales per site. We believe this supplemental information may be useful to investors in evaluating Fastenal's business trends and whether and to what degree we are being successful. Historical end market sales have been updated in the table below to categorize by customer site and may not be able to be recalculated due to the rounding of those dollar values.

	Three-month Period 2025			Three-month Period 2024
	Customer Sites (#) (1) (2)	Sales	Mo. Sales per Customer Site (3)	Customer Sites (#) (1) (2)	Sales	Mo. Sales per Customer Site (3)
Manufacturing
$50k+/Mo. (4)	2,194	$912.3	$138,605	1,945	$779.4	$133,573

$10k+/Mo.	8,514	1,331.2	52,118	7,921	1,169.7	49,224
$5k-$10k/Mo.	4,323	92.7	7,148	4,271	91.3	7,126
<$5k/Mo.	27,698	97.6	1,175	30,286	101.9	1,122
Other sales (5)	—	2.0	—	—	3.8	—
Total manufacturing	40,535	$1,523.5	$12,511	42,478	$1,366.7	$10,695

Non-manufacturing
$50k+/Mo. (4)	463	$167.3	$120,446	385	$132.8	$114,978

$10k+/Mo.	3,198	333.5	34,761	2,916	285.3	32,613
$5k-$10k/Mo.	2,744	58.1	7,058	2,677	56.4	7,023
<$5k/Mo.	45,659	102.1	745	52,364	106.7	679
Other sales (5)	—	10.2	—	—	9.4	—
Total non-manufacturing	51,601	$503.9	$3,189	57,957	$457.8	$2,579

Total
$50k+/Mo. (4)	2,657	$1,079.7	$135,454	2,330	$912.2	$130,501

$10k+/Mo.	11,712	1,664.7	47,379	10,837	1,455.0	44,754
$5k-$10k/Mo.	7,067	150.7	7,108	6,948	147.7	7,086
<$5k/Mo.	73,357	199.7	907	82,650	208.6	841
Other sales (5)	—	12.3	—	—	13.2	—
Total	92,136	$2,027.4	$7,290	100,435	$1,824.5	$6,012
(1)Customer sites represent the number of customer locations served by our network. Individual customers with multiple locations will have multiple customer sites.
(2)Customer sites numbers reflect the monthly average of active site counts.
(3)Monthly sales per customer site totals do not include the sales from other sales lines, as there is no customer site count associated with it. This column is not rounded to the millions and represents the exact dollar amount.
(4)$50k+ customer sites are disclosed as a representation of Onsite-like customers and are also a subset of $10k+ customer sites.
(5)Other sales represent impacts to sales that are not tied to a specific customer site. This includes certain service fees, cash sales, direct product sales, etc.

FMI Technology comprises our FASTStock℠ (scanned stocking locations), FASTBin® (infrared, RFID, and scaled bins), and FASTVend® (vending devices) offerings. FASTStock's fulfillment processing technology is not embedded, is relatively less expensive and highly flexible in application, and is delivered using our proprietary mobility technology. FASTBin and FASTVend incorporate highly efficient and powerful embedded data tracking and fulfillment processing technologies. The first statistic below is a weighted FMI® measure, which combines the signings and installations of FASTBin and FASTVend in a standardized machine equivalent unit (MEU) based on the expected output of each type of device. We do not include FASTStock in this measurement because scanned stocking locations can take many forms, such as bins, shelves, cabinets, pallets, etc., that cannot be converted into a standardized MEU.
We signed 5,966 weighted FASTBin and FASTVend devices in the fourth quarter of 2025, resulting in 25,892 new FASTBin and FASTVend signings for the full year. This was consistent with our goal of signings between 25,000 and 26,000 MEU's in 2025. Our goal for weighted FASTBin and FASTVend device signings in 2026 is between 28,000 and 30,000 MEU's.
The second statistic is sales through FMI Technology, which combines the sales through FASTStock, FASTBin, and FASTVend. A portion of the growth in sales experienced by FMI, particularly FASTStock and FASTBin, reflects the migration of products from less efficient non-digital stocking locations to more efficient, digital stocking locations.
The table below summarizes signings and installations of our FMI devices and sales through our FMI devices, eBusiness (1) tools, and Digital Footprint (2).

	Twelve-month Period			Three-month Period
	2025	2024	DSR Change (3)	2025	2024	DSR Change (3)
Weighted FASTBin/FASTVend signings (MEUs)	25,892	27,984	-7.5%	5,966	6,790	-12.1%
Signings per day	102	110		95	108
Weighted FASTBin/FASTVend installations (MEUs; end of period)				136,638	126,957	7.6%

FASTStock sales	$1,037.7	956.6	8.9%	$260.6	227.6	14.5%
% of sales	12.5%	12.5%		12.7%	12.3%
FASTBin/FASTVend sales	$2,675.0	2,295.5	17.0%	$686.3	584.8	17.4%
% of sales	32.2%	30.0%		33.4%	31.6%
FMI sales	$3,712.7	3,252.1	14.6%	$946.9	812.4	16.5%
FMI daily sales	$14.6	12.8		$15.0	12.9
% of sales	44.7%	42.5%		46.1%	43.9%

eBusiness sales	$2,477.3	2,258.7	10.1%	$609.0	572.6	6.4%
% of sales	29.8%	29.6%		29.6%	30.9%

Less: eBusiness and FMI sales overlap	$1,096.0	894.0	23.1%	$278.4	235.5	18.2%
% of sales	13.1%	11.7%		13.6%	12.6%

Digital Footprint sales	$5,094.0	4,616.8	10.8%	$1,277.5	1,149.5	11.1%
% of sales	61.4%	60.4%		62.1%	62.2%
(1)Our eBusiness includes eProcurement activities, which are integrated transactions, including electronic data interchange (EDI), and eCommerce (transactional website sales).
(2)Digital Footprint is a combination of our sales through FMI (FASTStock, FASTBin, and FASTVend) plus that portion of our eBusiness sales that does not represent billings of FMI services.
(3)Weighted FASTBin/FASTVend signings and installations reflects the percent change compared to the same period in the prior year.
Gross Profit
Our gross profit, as a percentage of net sales, decreased to 44.3% in the fourth quarter of 2025 from 44.8% in the fourth quarter of 2024. Our gross profit percentage was impacted by a few factors. We experienced higher cost of goods sold, due to the timing of certain costs being relieved from inventory during the quarter. Supplier rebates were another negative impact related to timing. Price/cost was slightly negative at 10 basis points. Our fastener expansion project, whose benefits will anniversary early in the second quarter of 2026, and other supplier-focused initiatives offset the gross margin headwind of a continued shift toward larger customers, who typically generate higher volume at lower gross margins.

SG&A Expenses
Our SG&A expenses, as a percentage of net sales, were 25.4% in the fourth quarter of 2025 versus 25.9% in the fourth quarter of 2024.
Employee-related expenses, which represent 70% to 75% of total SG&A expenses, increased 10.5% in the fourth quarter of 2025 compared to the fourth quarter of 2024. We experienced an increase in employee base pay, although at a rate below the growth in net sales, due to higher average FTE during the period, and, to a lesser degree, higher average wages during the period. Bonuses and commissions as well as profit sharing increased at a rate greater than sales as a result of improved business activity and financial performance versus the year-ago period. These increases were partially offset by a decrease in employee health care costs.
Occupancy-related expenses, which represent 15% to 20% of total SG&A expenses, increased 6.4% in the fourth quarter of 2025 compared to the fourth quarter of 2024. This was driven by general inflation in branch rental costs, increases in utilities, property taxes, building depreciation, and facility maintenance and repair costs.
Combined, all other SG&A expenses, which represent 10% to 15% of total SG&A expenses, increased 1.8% in the fourth quarter of 2025 compared to the fourth quarter of 2024. Information technology (IT) costs, general insurance, sales-related travel, and sales-related transportation expenses were higher. These increases were partially offset by reductions in expense related to currency revaluation of certain assets and increases in joint marketing efforts with our suppliers.
Operating Income
Our operating income, as a percentage of net sales, increased to 19.0% in the fourth quarter of 2025 from 18.9% in the fourth quarter of 2024.
Net Interest
We had lower interest expense in the fourth quarter of 2025 from lower debt balances compared to the fourth quarter of 2024. Interest income was essentially flat, which resulted in net interest income of $0.3 in the fourth quarter of 2025, compared to net interest expense of $0.5 in the fourth quarter of 2024.
Income Taxes
We recorded income tax expense of $90.5 in the fourth quarter of 2025, or 23.5% of income before income taxes. Income tax expense was $82.2 in the fourth quarter of 2024, or 23.9% of income before income taxes. Our tax rate in the fourth quarter of 2025 was below our expected ongoing tax rate due to favorable foreign exchange impacts from the remeasurement of monetary assets and liabilities and a decrease in our liability for unrecognized tax benefits during the period. These reductions were partially offset by the return to provision adjustments processed in the fourth quarter of 2025. We believe our ongoing tax rate, absent any discrete tax items or broader changes to tax law, will be approximately 24.5%.
Net Income
Our net income during the fourth quarter of 2025 was $294.1, an increase of 12.2% compared to the fourth quarter of 2024. Our diluted net income per share was $0.26 in the fourth quarter of 2025, compared to $0.23 in the fourth quarter of 2024.

CASH FLOW AND BALANCE SHEET
Net cash provided by operating activities was $368.1 in the fourth quarter of 2025, an increase of 30.2% from the fourth quarter of 2024, representing 125.2% of the period's net income versus 107.9% in the fourth quarter of 2024. Our five-year average is 119.0% of net income. This increase in operating cash flow, as a percent of net income, primarily reflects operating assets and liabilities being a source of cash in the fourth quarter of 2025, compared to a use of cash in the fourth quarter of 2024. This was primarily attributable to greater collections in accounts receivable which was partially offset by investment in inventory and increased estimated income tax payments.
In 2025, net cash provided by operating activities was $1,295.9, an increase of 10.4% from 2024, representing 103.0% of the period's net income versus 102.0% in 2024. Our five-year average is 104.8% of net income. The increase in operating cash flow, as a percent of net income, primarily reflects our operating assets and liabilities being slightly less of a use of cash in 2025 than in 2024. This was primarily attributable to an increase in accounts receivable reflecting increased sales activity, partially offset by a lower investment in inventory at the end of the period.
The dollar and percentage change in accounts receivable, net, inventories, and accounts payable as of December 31, 2025 when compared to December 31, 2024 were as follows:

	December 31		Twelve-month Dollar Change	Twelve-month Percentage Change
	2025	2024	2025	2025
Accounts receivable, net	$1,245.3	1,108.6	$136.6	12.3%
Inventories	1,748.0	1,645.0	103.0	6.3%
Trade working capital	$2,993.3	2,753.6	$239.6	8.7%

Accounts payable	$316.8	287.7	$29.1	10.1%
Trade working capital, net	$2,676.5	2,465.9	$210.5	8.5%

Net sales in last three months	$2,027.4	1,824.5	$202.9	11.1%
Note - Amounts may not foot due to rounding differences.
The increase in our accounts receivable balance in the fourth quarter of 2025 was primarily attributable to growth in sales with our customers, including relative growth with larger customers that tend to carry longer payment terms.
The increase in our inventory balance in the fourth quarter of 2025 was primarily attributable to two factors. First, we added inventory to support projected growth in our business. Second, tariffs and general inflation led to increased inventory valuation.
The increase in our accounts payable balance in the fourth quarter of 2025 was primarily attributable to an increase in our product purchases as reflected in the growth in inventories.
During the fourth quarter of 2025, our investment in property and equipment, net of proceeds from sales, was $57.8, which was a slight increase from $57.4 in the fourth quarter of 2024. In 2025, our investment in property and equipment, net of proceeds from sales, was $230.6 (or 2.8% of net sales), which was an increase from $214.1 in 2024, and below our anticipated range of $235.0 to $255.0. The increase in capital spend from 2024 primarily related to an increase in spending for FMI hardware to support growth in our installed base and IT. We were below our anticipated range due to delayed projects that are expected to resume in 2026. Our five-year average of investment in property and equipment, as a percentage of net sales is 2.5%.
For 2026, we expect our investment in property and equipment, net of proceeds from sales, to be within a range of $310.0 to $330.0, an increase from $230.6 in 2025. The expected growth on a year-to-year basis reflects three items. First, we expect increased spending to replace our Atlanta hub facility and improve our picking capacity and efficiency across our hub network. Second, we expect increased trucking spend. Third, we expect elevated IT spending as projects that were expected in 2025 experienced delays and are expected to continue throughout 2026.
During the fourth quarter of 2025, we returned $252.6 to our shareholders in the form of dividends, compared to the fourth quarter of 2024 when we returned $223.4. In 2025, we returned $1,004.2 to our shareholders in the form of dividends (or 79.8% of net income), compared to 2024 when we returned $893.3. Our five-year average of regular dividends as a percentage of net income is 69.7%. We did not repurchase any of our common stock in 2025 or 2024.
Total debt on our balance sheet was $125.0 at the end of 2025, or 3.1% of total capital (the sum of stockholders' equity and total debt). This compares to $200.0, or 5.2% of total capital, at the end of 2024.

ADDITIONAL INFORMATION
The table below summarizes our absolute and full time equivalent (FTE; based on 40 hours per week) employee headcount, number of branch locations, number of customer sites summarized by monthly customer spend categories, and weighted FMI devices at the end of the periods presented and the percentage change compared to the end of the prior periods.

			Change Since:		Change Since:
	Q4 2025	Q3 2025	Q3 2025	Q4 2024	Q4 2024
Selling personnel - absolute employee headcount (1)	17,166	17,196	-0.2%	16,669	3.0%
Selling personnel - FTE employee headcount (1)	15,439	15,414	0.2%	15,014	2.8%
Total personnel - absolute employee headcount	24,489	24,438	0.2%	23,702	3.3%
Total personnel - FTE employee headcount	21,602	21,568	0.2%	20,958	3.1%

Number of branch locations	1,595	1,590	0.3%	1,597	-0.1%
Number of $50k+ customer sites	2,657	2,771	-4.1%	2,330	14.0%
Number of $10k+ customer sites	11,712	12,195	-4.0%	10,837	8.1%
Number of $5k-$10k customer sites	7,067	7,324	-3.5%	6,948	1.7%
Number of <$5k customer sites	73,357	79,304	-7.5%	82,650	-11.2%
Weighted FMI devices (MEU installed count)	136,638	133,910	2.0%	126,957	7.6%
(1)    In the fourth quarter of 2024, we realigned certain employees as a result of a routine review of our organizational structure. While there was no change to total absolute or total FTE headcount, it produced minor shifts between headcount categories. Historical numbers have been adjusted to reflect this realignment.
During the last twelve months, we increased our total FTE employee headcount by 644. Our total FTE selling personnel increased by 425 to support growth and sales initiatives to target customer acquisition. We had an increase in our distribution and transportation FTE personnel of 59 to support increased product throughput at our distribution facilities. We had an increase in our remaining FTE personnel of 160, which related primarily to personnel investments in IT, quality control, and supply chain support.

CONFERENCE CALL TO DISCUSS QUARTERLY AND ANNUAL RESULTS
As we previously disclosed, we will host a conference call today to review the quarterly and annual results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to our Investor Relations Website at https://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations and beliefs regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, our strategies, goals, mission, and vision, and our expectations about future capital expenditures, future tax rates, future inventory levels, pricing, weighted FMI technology signings, future sales attributable to our Digital Footprint, investment in property and equipment, the impact of inflation or deflation on our cost of goods, and future operating results and business activity. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown (including risks disclosed in our most recent annual and quarterly reports), and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY
Condensed Consolidated Balance Sheets
(Amounts in millions except share and per share information)
(Unaudited)

Assets	December 31, 2025	December 31, 2024
Current assets:
Cash and cash equivalents	$276.8	255.8
Trade accounts receivable, net of allowance for credit losses of $5.3 and $5.2, respectively	1,245.3	1,108.6
Inventories	1,748.0	1,645.0
Prepaid income taxes	20.1	18.8
Other current assets	181.9	183.7
Total current assets	3,472.1	3,211.9

Property and equipment, net	1,131.6	1,056.6
Operating lease right-of-use assets	309.0	279.2
Other assets	140.2	150.3

Total assets	$5,052.9	4,698.0

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$25.0	75.0
Accounts payable	316.8	287.7
Accrued expenses	264.7	225.6
Current portion of operating lease liabilities	106.1	98.8
Income taxes payable	3.0	—
Total current liabilities	715.6	687.1

Long-term debt	100.0	125.0
Operating lease liabilities	210.8	186.6
Deferred income taxes	67.4	68.9
Other long-term liabilities	15.5	14.1

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 1,600,000,000 shares authorized, 1,148,057,473 and 1,146,640,904 shares issued and outstanding, respectively	11.5	11.5
Additional paid-in capital	115.5	82.8
Retained earnings	3,867.7	3,613.5
Accumulated other comprehensive loss	(51.1)	(91.5)
Total stockholders' equity	3,943.6	3,616.3
Total liabilities and stockholders' equity	$5,052.9	4,698.0

FASTENAL COMPANY
Condensed Consolidated Statements of Income
(Amounts in millions except income per share)
(Unaudited)

	Year Ended December 31,		Three Months Ended December 31,
	2025	2024	2025	2024
Net sales	$8,200.5	7,546.0	$2,027.4	1,824.5
Cost of sales	4,509.3	4,144.1	1,128.7	1,006.3
Gross profit	3,691.2	3,401.9	898.7	818.2

Selling, general, and administrative expenses	2,035.5	1,891.9	514.4	473.4
Operating income	1,655.7	1,510.0	384.3	344.8

Interest income	5.5	5.4	1.2	1.2
Interest expense	(6.2)	(7.3)	(0.9)	(1.7)
Income before income taxes	1,655.0	1,508.1	384.6	344.3

Income tax expense	396.6	357.5	90.5	82.2
Net income	$1,258.4	1,150.6	$294.1	262.1

Basic net income per share	$1.10	1.00	$0.26	0.23
Diluted net income per share	$1.09	1.00	$0.26	0.23

Basic weighted average shares outstanding	1,147.6	1,145.4	1,148.0	1,146.3
Diluted weighted average shares outstanding	1,150.3	1,148.6	1,150.6	1,149.4

FASTENAL COMPANY
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
(Unaudited)

	Year Ended December 31,		Three Months Ended December 31,
	2025	2024	2025	2024
Cash flows from operating activities:
Net income	$1,258.4	1,150.6	$294.1	262.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	168.5	164.7	41.8	41.7
Gain on sale of property and equipment	(3.1)	(3.8)	(0.5)	(0.8)
Bad debt expense	4.6	1.3	1.1	1.5
Deferred income taxes	(1.6)	(4.1)	4.5	(6.9)
Stock-based compensation	8.4	8.0	2.1	2.0
Amortization of intangible assets	10.7	10.7	2.7	2.7
Changes in operating assets and liabilities:
Trade accounts receivable, net	(130.1)	(31.9)	103.0	81.6
Inventories	(89.2)	(133.9)	(23.0)	(97.7)
Other current assets	2.6	(11.9)	(3.3)	7.7
Accounts payable	26.0	27.5	(24.3)	(12.8)
Accrued expenses	33.3	(16.5)	(2.1)	(1.7)
Income taxes	2.1	(1.3)	(32.7)	(2.0)
Other	5.3	13.9	4.7	5.4
Net cash provided by operating activities	1,295.9	1,173.3	368.1	282.8

Cash flows from investing activities:
Purchases of property and equipment	(245.3)	(226.5)	(60.0)	(60.2)
Proceeds from sale of property and equipment	14.8	12.4	2.2	2.8
Other	(0.5)	(0.4)	(0.1)	(0.1)
Net cash used in investing activities	(231.0)	(214.5)	(57.9)	(57.5)

Cash flows from financing activities:
Proceeds from debt obligations	1,105.0	775.0	65.0	185.0
Payments against debt obligations	(1,180.0)	(835.0)	(135.0)	(225.0)
Proceeds from exercise of stock options	24.3	39.6	0.4	13.3
Cash dividends paid	(1,004.2)	(893.3)	(252.6)	(223.4)
Net cash used in financing activities	(1,054.9)	(913.7)	(322.2)	(250.1)

Effect of exchange rate changes on cash and cash equivalents	11.0	(10.6)	0.7	(11.6)

Net increase (decrease) in cash and cash equivalents	21.0	34.5	(11.3)	(36.4)

Cash and cash equivalents at beginning of period	255.8	221.3	288.1	292.2
Cash and cash equivalents at end of period	$276.8	255.8	$276.8	255.8

Supplemental information:
Cash paid for interest	$6.6	7.8	$0.9	1.8
Net cash paid for income taxes	$398.8	356.5	$124.5	87.1

CONTACT:	Dray Schreiber
Accounting Manager
507.313.7324